Exhibit 5.1
Darren K. DeStefano
(703) 456-8034
ddestefano@cooley.com
January 31, 2011
RegeneRx Biopharmaceuticals, Inc.
15245 Shady Grove Road
Suite 470
Rockville, MD 20850
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by RegeneRx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale, on a delayed or continuous basis, of up to a maximum of 15,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) issuable to the selling stockholder named therein (the “Selling Stockholder”). The Shares may be issued from time to time pursuant to a Purchase Agreement, dated as of January 4, 2011, by and between the Company and the Selling Stockholder (the “Agreement”).
In connection with this opinion, we have examined the Registration Statement, the Company’s Restated Certificate of Incorporation and Bylaws, each as currently in effect, the Agreement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that if, as, and when the Shares are issued and delivered by the Company in accordance with the terms of the Agreement, including, without limitation, the payment in full of applicable consideration, the Shares will be validly issued, fully paid, and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.

Very truly yours, Cooley LLP
By:	/s/ Darren K. DeStefano
Darren K. DeStefano

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